Exhibit 25





                                    BDTV, Inc.
                              2425 Olympic Boulevard
                         Santa Monica, California  90404





                                       February 3, 1997



         Mr. David Geffen
         c/o The David Geffen Company
         10 Universal City Plaza, 27th Floor
         Universal City, CA 91608


         Dear David:

                   We understand that following the execution of this letter agreement you will purchase 415,945 shares (the "Shares") of the Class B Common Stock, par value $.01 per share (the "Class B Stock"), of HSN, Inc., a Delaware corporation ("HSN"), from RMS Limited Partnership, a Nevada limited part-nership ("RMS"). The Shares are held by RMS subject to the terms of an Option Agreement dated as of February 11, 1993, as amended on September 23, 1994 (the "Option Agreement"), by and between Liberty Media Corporation ("Liberty") and RMS, which Option Agreement (including all of Liberty's rights thereunder) was subsequently assigned by Liberty to BDTV, Inc., a Delaware corporation formerly known as Silver Management Company ("BDTV"). As a condition to BDTV's willingness to enter into certain waivers of its rights under the Option Agreement in connection with the sale to you of the Shares, BDTV has re-quired that you agree as follows:

              1. You shall not sell, transfer or otherwise dispose of or enter into any contract to sell, transfer or otherwise dis-pose of any Shares unless in connection therewith the Shares are converted into shares of Common Stock, $.01 par value per share ("Common Stock"), of HSN at or immediately prior to any such sale, transfer or other disposition, and you agree that the certificates representing such Shares shall bear an ap-propriate legend to reflect the restrictions set forth herein.

              2. Prior to any pledge of, or the creation of any lien, claim, charge, encumbrance, security interest or rights or in-terests of any kind in the Shares (which shall be deemed to be a disposition), you shall convert such Shares into shares of Common Stock.

              3. You shall deliver written notice to BDTV at least 5 business days prior to entering into any contract or agreement





         with respect to the sale, transfer or other disposition of any Shares.

                   You acknowledge that BDTV would not have an adequate remedy at law for money damages in the event that any of your agreements herein were not performed in accordance with its terms and you therefore agree that BDTV shall be entitled to specific enforcement of the terms hereof and to injunctive re-lief to restrain any threatened or continuing breach of any of your obligations, in addition to any other remedy to which BDTV may be entitled, at law or in equity.

                   You shall not assign this Agreement or any part thereof without the prior written consent of BDTV. BDTV shall be permitted to assign this Agreement or any rights in respect of this Agreement to any person without your consent or ap-proval.

                   Any term or provision of this Agreement may be waived at any time by an instrument in writing signed by the party entitled to the benefits thereof, and this Agreement may be amended or supplemented at any time by an instrument in writing signed by the parties hereto.

                   The number and kind of Shares shall be appropriately adjusted in the event of any stock split, reverse split, stock dividend or other reclassification or reorganization affecting the capital stock of HSN occurring after the date hereof.

                   This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but both of which together shall constitute one and the same agreement.

                   This Agreement shall be governed by and construed in accordance with the laws of the State of New York without re-gard to principles of conflict of laws thereof.




















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                   If the foregoing correctly sets forth our agreement,
         please sign in the space provided below.

                                       Very truly yours,

                                       BDTV, Inc.


                                       By /s/ Barry Diller
                                         Barry Diller
                                         President

         Agreed to:


         /s/ David Geffen
         David Geffen







































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